CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

New World Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment 11 to Registration Statement No. 33-67455 on Form N-1A of our report dated December 14, 2005 appearing in the Financial Statements which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the references to us under the heading “General Information” in such Statement of Additional Information and (c) the reference to us under the heading “Financial Highlights” in the Prospectuses, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
December 28, 2005